Exhibit 99.1

Potbelly Corporation Reports Preliminary Results for Fourth Fiscal Quarter and Full Year 2023

Company to host a fireside chat and investor meetings at the 26th Annual ICR Conference in Orlando, FL Monday, January 8, 2023

5.9% -6.4% same-store sales growth and Average Weekly Sales (AWS) of $24,870 - $24,970, with traffic growth as the major driver

192 new shop commitments to-date under the Franchise Growth Acceleration Initiative

Chicago, IL. January 8, 2024 – Potbelly Corporation (NASDAQ: PBPB), (“Potbelly” or the “Company”) the iconic neighborhood sandwich shop concept, today reported preliminary results for the fourth fiscal quarter and full year ended December 31, 2023.

Fourth Quarter 2023	Guidance (as of 11/1/23)	Preliminary Results
Same-Store Sales	+4.0% to +6.0%	+5.9% to +6.4%
Systemwide sales[1]	—	+11.0% to +11.5%
Average Weekly Sales (AWS)	$24,250 to $24,750	$24,870 to $24,970

Full Year 2023	Guidance (as of 11/1/23)	Preliminary Results
Same-Store Sales	+11.5% to +12.0%	+11.9% to +12.0%
Systemwide sales[1]	—	+12.5% to +12.6%
Average Unit Volumes (AUVs)	$1.29M	$1.29M to $1.30M

[1]	Systemwide sales growth benefitted from a 53rd week in 2023. For the fourth quarter and full year the benefit was approximately 580bps and 160bps, respectively.

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “Our preliminary fourth quarter results marked continued strong performance as our team executed on our Five-Pillar Strategy. On the top line, we grew same-store sales approximately 6%, driven mainly by traffic growth, and delivered average weekly sales above the high end of our previously stated guidance. Notably, we continued to grow traffic share within the fast casual industry during each period of the quarter. We are also pleased to have signed several additional development deals, bringing our total shop commitments to 192 shops, with more exciting deals in the pipeline. All in all, 2023 was an excellent year of progress at Potbelly and we are excited with what 2024 has in store for this unique brand.”

The expected financial results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal year-end accounting procedures and adjustments and are subject to change. The Company expects to release final financial and operating results for its fiscal fourth quarter and fiscal year ended December 31, 2023 during March 2024.

ICR Conference Participation

Potbelly will participate in a fireside chat and host investor meetings at the 26th Annual ICR Conference in Orlando, FL on January 8-9, 2024. Potbelly’s fireside discussion will begin today at 3:00 PM Eastern time and will be webcast live from the Investor Relations section of the Company’s website at www.potbelly.com, under “Events and Presentations”.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country—with approximately 430 shops in the United States including approximately 69 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

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Revenues – represents net company-operated sandwich shop sales and our franchise royalties and fees. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of royalty income, franchise fee, and other fees collected from franchisees including advertising and rent.

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Company-operated comparable store sales or same-store traffic – an operating measure that represents the change in year-over-year sales or transactions for the comparable company-operated store base open for 15 months or longer.

•	Average Weekly Sales (AWS) – an operating measure that represents the average weekly sales of all company-operated shops which reported sales during the associated time period.

•	Average Unit Volume (AUV) – an operating measure that represents the average annual sales of all company-operated shops which reported sales during the associated time period.

•

System-wide sales – an operating measure that represents the sum of sales generated by company-operated shops and sales generated by franchised shops, net of all promotional allowances, discounts, and employee meals. Net sales from franchised shops are not included in total revenues. Rather, revenues are limited to the royalties, fees and other income collected from franchisees.

Forward-Looking Statements

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s ability to sign additional agreements for new shops and sustain positive momentum into 2024. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that it is unable to successfully execute its growth plans and that the Company is not able to achieve its planned expansion. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Contact:

Jeff Priester

ICR

investor@potbelly.com

Media Contact:

ICR

PotbellyPR@icrinc.com

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